Subject Line: Important Manager Staff Meeting at 9:00am CST
Textura Managers,
I’m sure you have seen the exciting news regarding the announcement that Oracle intends to buy Textura. To provide you with additional information that will help answer your employees’ questions, please join me and representatives from Oracle today at 9:00am CDT for a Manager Meeting.

•	Deerfield, IL Managers: please join in Sherwood Room

◦	Coordinator/Dial-in Sheri Villani

•	Chicago, IL Managers: please join in Innovate Room

o	Coordinator/Dial-in Shane Griffin

•	Bountiful, UT Managers: please join in Jazz Room

o	Coordinator/Dial-in Bruce Hacking

•	Des Moines, IA Managers: please join in Bat Cave

o	Coordinator/Dial-in Will Hipwell

•	Phoenix, AZ Managers: Dial-in individually

•	Latista Managers: Dial-in individually

•	All International location Managers: Dial-in individually

•	All remote or out office Managers: Dial-in individually

All questions that managers have at each site should be emailed directly to me by the coordinator or each site, if you are remote feel free to email me
@  Sheri.villani@texturacorp.com  bring your laptop to the meeting.

Please make every effort to join manager teams in the designated room to reduce the number of dial-in’s.
Please see the meeting details below and plan to dial in at least 5 minutes in advance of the start time.
Dial-in details:
Phone Numbers:
US: 1-888-204-5987
UK: 0808-234-9609
Australia: 1-800-76-9336
Russia: 602-333-2017 or 888-204-5987
Germany: 0800-181-8628

Dial-In Access Code: 2988229

I look forward to speaking with you all.
Regards,
Dave